Exhibit 10.1

AGREEMENT

THIS AGREEMENT (the “Agreement”), dated this 25th day of February, 2015, is by and among SI Financial Group, Inc. (the “Company”) and Savings Institute Bank and Trust company (the “Bank,” and collectively with the Company, “SIFI”), Seidman and Associates L.L.C. (“SAL”), Seidman Investment Partnership, L.P. (“SIP”), Seidman Investment Partnership II, L.P. (“SIPII”), LSBK06-08, L.L.C. (“LSK”), Broad Park Investors, L.L.C. (“Broad Park”), CBPS, L.L.C. (“CBPS”), 2514 Multi-Strategy Fund, L.P. (“2514 MSF”), Veteri Place Corporation and Lawrence B. Seidman, an individual (collectively, the “Seidman Group,” and individually, a “Seidman Group Member”), and Dennis Pollack, an individual (the “Nominee”).

RECITALS

WHEREAS, SIFI, the Seidman Group and the Nominee have agreed that it is in their mutual interests to enter into this Agreement.

NOW THEREFORE, in consideration of the Recitals and the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Representations and Warranties of the Seidman Group Members. The Seidman Group Members represent and warrant to SIFI, as follows:

(a) The Seidman Group has fully disclosed in Exhibit A to this Agreement the total number of shares of common stock of the Company, par value $0.01 per share (“Company Common Stock”), to which it or the Nominee is the beneficial owner, and neither the Seidman Group nor any Seidman Group Member nor any of their affiliates has (i) a right to acquire any interest in any capital stock of the Company, or (ii) a right to vote any shares of capital stock of the Company other than as set forth in Exhibit A;

(b) The Seidman Group and the Seidman Group Members have full power and authority to enter into and perform their obligations under this Agreement, and the execution and delivery of this Agreement by the Seidman Group and Seidman Group Members has been duly authorized by the Seidman Group and the Seidman Group Members. This Agreement constitutes a valid and binding obligation of the Seidman Group and each Seidman Group Member and the performance of its terms will not constitute a violation of any limited partnership agreement, articles of incorporation, bylaws, operating agreement or any agreement or instrument to which the Seidman Group or any Seidman Group Member is a party; and

(c) There are no arrangements, agreements or understandings concerning the subject matter of this Agreement between the Seidman Group or any Seidman Group Member and SIFI or between the Seidman Group or any Seidman Group Member and the Nominee other than as set forth in this Agreement.

2. Representations and Warranties of the Company and the Bank.

(a) The Company and the Bank hereby represent and warrant to the Seidman Group that the Company and the Bank have full power and authority to enter into and perform their respective obligations under this Agreement and that the execution and delivery of this Agreement by the Company and the Bank has been duly authorized by the Board of Directors of the Company and the Bank. This Agreement constitutes a valid and binding obligation of the Company and the Bank and the performance of its terms will not constitute a violation of their respective articles of incorporation, charter or bylaws or any agreement or instrument to which the Company or the Bank is a party; and

(b) The Company and the Bank hereby represent and warrant to the Seidman Group that there are no arrangements, agreements, or understandings concerning the subject matter of this Agreement between the Seidman Group or any Seidman Group Member and SIFI other than as set forth in this Agreement.

3. Covenants.

(a) During the term of this Agreement, SIFI covenants and agrees as follows:

(i) In connection with entry into this Agreement, the Company will take all necessary and appropriate corporate action to appoint the Nominee to the class of directors thereof whose term expires at the Annual Meeting of Shareholders expected to be held in May 2015 and to renominate him for a three-year term to expire at the Annual Meeting of Shareholders currently expected to be held in May 2018. Upon his appointment as a director of the Company, the Company and the Bank shall take all necessary and appropriate action to appoint the Nominee to the same terms of office on the Board of Directors of the Bank;

(ii) Upon his appointment and qualification to the Company’s and the Bank’s Boards of Directors, the Nominee shall be treated on a consistent basis with other members of the Company’s and the Bank’s Board of Directors with respect to compensation and benefits; and

(iii) Should the Nominee’s position as a director of the Company or the Bank be terminated during the term of this Agreement due to his resignation, death, permanent disability or otherwise, the Company shall appoint a replacement director, selected by Mr. Seidman (“Replacement Director”), subject to the approval of the Company, which approval shall not be unreasonably withheld, and the Replacement Director shall, subject to his or her agreement to honor the provisions of Sections 3(c) and 3(e) hereof and any required regulatory approval, be appointed promptly (within 60 days) to the Boards of the Company and the Bank.

(b) During the term of this Agreement, the Seidman Group and each Seidman Group Member covenant and agree not to do the following, directly or indirectly, alone or in concert with any affiliate, other group or other person:

(i) acquire, offer or propose to acquire or agree to acquire, whether by purchase, tender or exchange offer, or through the acquisition of control of another person or entity (including by way of merger or consolidation) any additional shares of the outstanding Company Common Stock, any rights to vote or direct the voting of any additional shares of Company Common Stock, or any securities convertible into Company Common Stock (except by way of stock splits, stock dividends, stock reclassifications or other distributions or offerings made available and, if applicable, exercised on a pro rata basis, to holders of the Company Common Stock generally); provided, however, notwithstanding anything to the contrary set forth herein, the Seidman Group may acquire additional shares of the outstanding Common Stock provided that the Seidman Group’s Beneficial Ownership will not exceed 9.9% of the outstanding shares of Common Stock;

(ii) without the Company’s prior written consent, directly or indirectly, sell, transfer or otherwise dispose of any interest in the Seidman Group’s shares of Company Common Stock to any person the Seidman Group believes, after reasonable inquiry, would be the beneficial owner after any such sale or transfer of more than 5% of the outstanding shares of the Company Common Stock;

(iii) (A) propose or seek to effect a merger, consolidation, recapitalization, reorganization, sale, lease, exchange or other disposition of substantially all the assets of, or other business combination involving, or a tender or exchange offer for securities of, the Company or the Bank or any material portion of the Company’s or the Bank’s business or assets or any type of transaction that would result in a change in control of the Company (any such transaction described in this clause (A) is a “Company Transaction” and any proposal or other action seeking to effect a Company Transaction as described in this clause (A) is defined as a “Company Transaction Proposal”), (B) seek to exercise any control or influence over the management of the Company or the Boards of Directors of the Company or the Bank or any of the businesses, operations or policies of the Company or the Bank, (C) present to the Company, its shareholders or any third party any proposal constituting or that could reasonably be expected to result in a Company Transaction, or (D) seek to effect a change in control of the Company;

(iv) publicly suggest or announce its willingness or desire to engage in a transaction or group of transactions or have another person engage in a transaction or group of transactions that would constitute or could reasonably be expected to result in a Company Transaction or take any action that might require the Company to make a public announcement regarding any such Company Transaction;

(v) initiate, request, induce, encourage or attempt to induce or give encouragement to any other person to initiate any proposal constituting or that can reasonably be expected to result in a Company Transaction Proposal, or otherwise provide assistance to any person who has made or is contemplating making, or enter into discussions or negotiations with respect to, any proposal constituting or that can reasonably be expected to result in a Company Transaction Proposal;

(vi) solicit proxies or written consents or assist or participate in any other way, directly or indirectly, in any solicitation of proxies or written consents, or otherwise become a

“participant” in a “solicitation,” or assist any “participant” in a “solicitation” (as such terms are defined in Rule 14a-1 of Regulation 14A and Instruction 3 of Item 4 of Schedule 14A, respectively, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in opposition to any recommendation or proposal of the Company’s Board of Directors, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of (or the execution of a written consent in respect of) the Company Common Stock, or execute any written consent in lieu of a meeting of the holders of the Company Common Stock or grant a proxy with respect to the voting of the capital stock of the Company to any person or entity other than the Board of Directors of the Company;

(vii) initiate, propose, submit, encourage or otherwise solicit shareholders of the Company for the approval of one or more shareholder proposals or induce or attempt to induce any other person to initiate any shareholder proposal, or seek election to, or seek to place a representative or other affiliate or nominee on, the Company’s Board of Directors (other than with respect to the provisions of Sections 3(a)(i) and (iii), providing for the possible election of the Nominee or Replacement Director) or seek removal of any member of the Company’s or the Bank’s Boards of Directors or any executive officer of the Company or the Bank;

(viii) form, join in or in any other way (including by deposit of the Company’s capital stock), participate in a partnership, pooling agreement, syndicate, voting trust or other group with respect to Company Common Stock, or enter into any agreement or arrangement or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of Company Common Stock;

(ix) (A) join with or assist any person or entity, directly or indirectly, in opposing, or make any statement in opposition to, any proposal or director nomination submitted by the Company’s Board of Directors to a vote of the Company’s shareholders, or (B) join with or assist any person or entity, directly or indirectly, in supporting or endorsing (including supporting, requesting or joining in any request for a meeting of shareholders in connection with), or make any statement in favor of, any proposal submitted to a vote of the Company’s shareholders that is opposed by the Company’s Board of Directors;

(x) vote for any proposal, nominee or nominees for election to the Board of Directors of the Company other than those nominated or supported by the Company’s Board of Directors;

(xi) except in connection with the enforcement of this Agreement, initiate or participate, by encouragement or otherwise, in any litigation against the Company or the Bank or their respective officers and directors, or in any derivative litigation on behalf of the Company or the Bank, except for testimony which may be required by law;

(xii) request, or induce or encourage any other person to request, that the Company amend or waive any of the provisions of this Agreement; and

(xiii) advise, assist, encourage or finance (or arrange, assist or facilitate financing to or for) any other person in connection with any of the matters restricted by, or otherwise seek to circumvent the limitations of, this Agreement.

(c) During the term of this Agreement, each Seidman Group Member and the Nominee agree not to disparage the Company, the Bank or any of their directors (including nominees supported by the Company’s Board of Directors), officers or employees in any public or quasi-public forum, and the Company and the Bank agree not to disparage any Seidman Group Member and/or the Nominee in any public or quasi-public forum.

(d) During the term of this Agreement, at any Annual Meeting of Shareholders of the Company, the Seidman Group and each Seidman Group Member covenant and agree, and shall require each of their affiliates, to vote all the shares of Company Common Stock beneficially owned by them in favor of the nominees for election or re-election as directors of the Company selected by the Board of Directors of the Company and otherwise support such director candidates. In addition, the Company may adopt and implement, including seeking shareholder approval, at any time subsequent to the execution of this Agreement by the parties hereto an omnibus stock incentive plan (the “Stock Benefit Plan”). During the term of this Agreement, the Seidman Group and each Seidman Group Member covenant and agree, and shall require each of their affiliates, to vote all the shares of Company Common Stock beneficially owned by them in favor of the approval of the Stock Benefit Plan, and will not make any public statement in opposition to the proposal to approve the adoption of the Stock Benefit Plan.

(e) (i) The Nominee agrees that during the term of this Agreement he will not take any action, directly or indirectly, which, if the Nominee were deemed to be a Seidman Group Member, would be in violation of or inconsistent with any of the covenants and agreements made by the Seidman Group of Section 3(b) hereof, provided, however, that nothing herein shall prevent or limit the Nominee upon his election and qualification as a director of the Company and the Bank, from expressing his views or positions on matters related to the Company’s or the Bank’s business, operations or policies to other members of the Company’s or the Bank’s Board of Directors at duly convened meetings of the Company’s or the Bank’s Board of Directors in such manner as may be necessary and appropriate in order to fulfill his duties as a director; and

(ii) In the event that the Nominee breaches clause (i) of this Section 3(e), he shall promptly resign his positions as a director of the Company and the Bank or withdraw his name from nomination; in the event that the Nominee fails to resign or withdraw his name after a breach in accordance with the provisions of this clause (ii), the Nominee and the Seidman Group agrees that the remaining directors of the Company and the Bank, by majority vote thereof, may remove the Nominee from his directorship positions with the Company and the Bank or remove his name from nomination, as the case may be.

4. Notice of Breach and Remedies.

The parties expressly agree that an actual or threatened breach of this Agreement by any party will give rise to irreparable injury that cannot adequately be compensated by damages.

Accordingly, in addition to any other remedy to which it may be entitled, each party shall be entitled to seek a temporary restraining order or injunctive relief to prevent a breach of the provisions of this Agreement or to secure specific enforcement of its terms and provisions.

The Seidman Group and each Seidman Group Member expressly agree that they will not be excused or claim to be excused from performance under this Agreement as a result of any material breach by SIFI unless and until SIFI is given written notice of such breach and allowed thirty (30) business days either to cure such breach or seek relief in court. If SIFI seeks relief in court, the Seidman Group and each Seidman Group Member irrevocably stipulate that any failure to perform by the Seidman Group and/or any Seidman Group Member or any assertion by the Seidman Group and/or any Seidman Group Member that they are excused from performing their obligations under this Agreement because it would cause SIFI irreparable harm, then SIFI shall not be required to provide further proof of irreparable harm in order to obtain equitable relief and that the Seidman Group and each Seidman Group Member shall not deny or contest that such circumstances would cause SIFI irreparable harm. If, after such thirty (30) business day period, SIFI has not either reasonably cured such material breach or obtained relief in court, the Seidman Group or each Seidman Group Member may terminate this Agreement by delivery of written notice to SIFI.

SIFI expressly agrees that it will not be excused or claim to be excused from performance under this Agreement as a result of any material breach by the Seidman Group or any Seidman Group Member unless and until the Seidman Group and each Seidman Group Member is given written notice of such breach and allowed thirty (30) business days either to cure such breach or seek relief in court. If the Seidman Group or any Seidman Group Member seeks relief in court, SIFI irrevocably stipulates that any failure to perform by SIFI or any assertion by SIFI that it is excused from performing its obligations under this Agreement because it would cause the Seidman Group and each Seidman Group Member irreparable harm, then the Seidman Group or any Seidman Group Member shall not be required to provide further proof of irreparable harm in order to obtain equitable relief and that SIFI shall not deny or contest that such circumstances would cause the Seidman Group and each Seidman Group Member irreparable harm. If, after such thirty (30) business day period, the Seidman Group or the Seidman Group Member has not either reasonably cured such material breach or obtained relief in court, SIFI may terminate this Agreement by delivery of written notice to the Seidman Group and each Seidman Group Member.

5. Term. This Agreement shall be effective upon the execution of the Agreement, and will remain in effect for so long as the Nominee (or, in the event of the death, disability or resignation of the Nominee, a substitute nominee of the Seidman Group, whose substitute shall be subject to the approval of the Company’s Board of Directors in its sole discretion, which approval shall not be unreasonably withheld or delayed) remains a director of the Company or the Bank.

6. Publicity. Attached as Exhibit B is the mutually agreed upon disclosure the Company shall include in its Form 8-K, reporting the entry into this Agreement. In addition, during the term of this Agreement, SIFI and the Seidman Group shall each provide to the other party for such party’s prior review and approval any additional disclosure proposed to be made by SIFI or the Seidman Group concerning this Agreement unless such additional disclosure is substantially identical to or consistent with the disclosures mutually agreed to in Exhibit B. During the term of this Agreement, no party to this Agreement shall cause, discuss, cooperate or otherwise aid in the preparation of any press release or other publicity concerning any other party to this Agreement or its operations without the prior approval of such other party.

7. Notices. All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the party making the same, shall specify the section of this Agreement pursuant to which it is given or being made and shall be deemed given or made (a) on the date delivered if delivered by telecopy, by facsimile or in person, (b) on the third Business Day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) or (c) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:

Seidman Group:	Lawrence B. Seidman
100 Misty Lane
1st Floor
Parsippany, New Jersey 07054
Facsimile: 973-781-0876

With a copy to:	Peter Bray, Esq.
100 Misty Lane
1st Floor
Parsippany, New Jersey 07054
Facsimile: 973-739-9696

Nominee:	Dennis Pollack
47 Blueberry Drive
Woodcliff Lake, New Jersey 07677
E-mail: WCLBanker@gmail.com

SIFI:	Rheo A. Brouillard
President and Chief Executive Officer
SI Financial Group, Inc.
Savings Institute Bank and Trust Company
803 Main Street
Willimantic, Connecticut 06226
Facsimile: 860-423-0319

With a copy to:	Scott A Brown, Esq.
Kilpatrick Townsend & Stockton LLP
607 14th Street, NW
Washington, DC 20005
Facsimile: 202-204-5632

8. Governing Law and Choice of Forum. Unless applicable federal law or regulation is deemed controlling, Maryland law shall govern the construction and enforceability of this Agreement. Any and all actions concerning any dispute arising hereunder shall be filed and maintained in the United States District Court for the State of Connecticut or, if there is no basis for federal jurisdiction, in the Willimantic Superior Court. The Seidman Group, the Seidman Group Members and the Nominee agree that the United States District Court for the State of Connecticut and the Willimantic Superior Court may exercise personal jurisdiction over them in any such actions.

9. Severability. If any term, provision, covenant or restriction of this Agreement is held by any governmental authority or a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns, and transferees by operation of law, of the parties. Except as otherwise expressly provided, this Agreement shall not inure to the benefit of, be enforceable by or create any right or cause of action in any person, including any shareholder of the Company, other than the parties to the Agreement. Nothing contained herein shall prohibit any Seidman Group Member from transferring any portion or all of the shares of Company Common Stock owned thereby at any time to any affiliate of Mr. Seidman or any other Seidman Group Member but only if the transferee agrees in writing for the benefit of SIFI (with a copy thereof to be furnished to SIFI prior to such transfer) to be bound by the terms of this Agreement (any such transferee shall be included in the terms “Seidman Group” and “Seidman Group Member”).

11. Survival of Representations, Warranties and Covenants. All representations, warranties and covenants shall survive the execution and delivery of this Agreement and shall continue for the term of this Agreement unless otherwise provided.

12. Amendments. This Agreement may not be modified, amended, altered or supplemented except by a written agreement executed by all of the parties.

13. Definitions. As used in this Agreement, the following terms shall have the meanings indicated, unless the context otherwise requires:

(a) The term “acquire” means every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

(b) The term “acting in concert” means (i) knowing participation in a joint activity or conscious parallel action towards a common goal, whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

(c) The term “affiliate” means, with respect to any person, a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such other person.

(d) The term “beneficial owner” shall have the meaning ascribed to it, and be determined in accordance with, Rule 13d-3 of the Securities and Exchange Commission’s Rules and Regulations promulgated under the Exchange Act.

(e) The term “change in control” denotes circumstances under which: (i) any person or group becomes the beneficial owner of shares of capital stock of the Company or the Bank representing 25% or more of the total number of votes that may be cast for the election of the Boards of Directors of the Company or the Bank, (ii) the persons who were directors of the Company or the Bank cease to be a majority of the Board of Directors, in connection with any tender or exchange offer (other than an offer by the Company or the Bank), merger or other business combination, sale of assets or contested election, or combination of the foregoing, or (iii) shareholders of the Company or the Bank approve a transaction pursuant to which substantially all of the assets of the Company or the Bank will be sold.

(f) The term “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management, activities or policies of a person or organization, whether through the ownership of capital stock, by contract, or otherwise.

(g) The term “group” has the meaning as defined in Section 13(d)(3) of the Exchange Act.

(h) The term “person” includes an individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, syndicate, or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the Company.

(i) The term “transfer” means, directly or indirectly, to sell, gift, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, gift, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Company Common Stock or any interest in any Company Common Stock; provided, however, that a merger or consolidation in which the Company is a constituent corporation shall not be deemed to be the transfer of any common stock beneficially owned by the Seidman Group or a Seidman Group Member.

(j) The term “vote” means to vote in person or by proxy, or to give or authorize the giving of any consent as a stockholder on any matter.

14. Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by the parties in separate counterparts, and signature pages may be delivered by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

15. Duty to Execute. Each party agrees to execute any and all documents, and to do and perform any and all acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.

16. Termination. This Agreement shall cease, terminate and have no further force and effect upon the expiration of the term as set forth in Section 5, unless earlier terminated pursuant to Section 4 or Section 5 hereof or by mutual written agreement of the parties.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned and is effective as of the day and year first above written.

SEIDMAN AND ASSOCIATES L.L.C.		SI FINANCIAL GROUP, INC.

By:	/s/ Lawrence B. Seidman	By:	/s/ Rheo A. Brouillard
	Lawrence B. Seidman		Rheo A. Brouillard
	Manager		President and Chief Executive Officer

SEIDMAN INVESTMENT PARTNERSHIP, L.P.		SAVINGS INSTITUTE BANK AND TRUST COMPANY

By:	Veteri Place Corporation	By:	/s/ Rheo A. Brouillard
	General Partner		Rheo A. Brouillard
President and Chief Executive Officer

By:	/s/ Lawrence B. Seidman
Lawrence B. Seidman
President

SEIDMAN INVESTMENT PARTNERSHIP II, L.P.

By:	Veteri Place Corporation
General Partner

By:	/s/ Lawrence B. Seidman
Lawrence B. Seidman
President

LSBK06-08, L.L.C.

By:	Veteri Place Corporation
Trading Advisor

By:	/s/ Lawrence B. Seidman
Lawrence B. Seidman
President

BROAD PARK INVESTORS, L.L.C.

By:	/s/ Lawrence B. Seidman
Lawrence B. Seidman
Investment Manager

CBPS, L.L.C.

By:	Veteri Place Corporation
Trading Advisor

By:	/s/ Lawrence B. Seidman
Lawrence B. Seidman
President

2514 MULTI-STRATEGY FUND, L.P.

By:	/s/ Lawrence B. Seidman
Lawrence B. Seidman
Investment Manager

VETERI PLACE CORPORATION

By:	/s/ Lawrence B. Seidman
Lawrence B. Seidman
President

LAWRENCE B. SEIDMAN

/s/ Lawrence B. Seidman
Lawrence B. Seidman

DENNIS POLLACK

/s/ Dennis Pollack
Dennis Pollack

EXHIBIT A

The Seidman Group beneficially owns as of the date hereof 594,045 shares of Company Common Stock.

Mr. Pollack beneficially owns as of the date hereof 3,930 shares of Company Common Stock.

A-1

EXHIBIT B

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 25, 2015

SI Financial Group, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-54241	80-0643149
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

803 Main Street, Willimantic, Connecticut	06226
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (860) 423-4581

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On February 25, 2015, SI Financial Group, Inc. (the “Company”) and the Company’s wholly owned subsidiary, Savings Institute Bank and Trust Company (the “Bank”), entered into an Agreement (the “Agreement”) with Seidman and Associates L.L.C., Seidman Investment Partnership, L.P., Seidman Investment Partnership II, L.P., LSBK06-08, Broad Park Investors, CBPS, L.L.C., 2514 Multi-Strategy Fund, L.P., Veteri Place Corporation and Lawrence B. Seidman, an individual (collectively, “the Seidman Group”) and Mr. Dennis Pollack, an individual who was recommended by the Seidman Group for appointment to the Boards of Directors of the Company and the Bank. The Seidman Group owns approximately 4.6% of the outstanding shares of the Company’s common stock.

The Agreement provides that Mr. Pollack will be appointed by the Company to the class of directors whose term expires at the Annual Meeting of Shareholders to be held in May 2015 and will be renominated to a term to expire at the Annual Meeting of Shareholders to be held in May 2018. Mr. Pollack will also be appointed to the Board of Directors of the Bank for a similar term.

During the term of the Agreement, which is scheduled to continue for the period Mr. Pollack remains on the Board of Directors, the Seidman Group and Mr. Pollack will not, among other things, solicit proxies in opposition to any recommendations or proposals of the Company’s Board of Directors, initiate or solicit shareholder proposals or seek to place any additional representatives on the Company’s Board of Directors other than Mr. Pollack (or any replacement director), oppose any proposal or director nomination submitted by the Board of Directors to the Company’s shareholders, vote for any nominee to the Company’s Board of Directors other than those nominated or supported by the Board of Directors, seek to exercise any control or influence over the management of the Company or the Boards of Directors of the Company or the Bank (although nothing in the Agreement will prevent Mr. Pollack, from expressing his views to other members of the Board at duly convened meetings of the Boards of Directors), propose or seek to effect a merger or sale of the Company or initiate litigation against the Company.

In addition, during the term of the Agreement, the Seidman Group has agreed to vote in favor of the Board of Directors’ proposals and nominees for election or re-election as directors of the Company.

The foregoing description is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2015, the Board of Directors of the Company appointed Dennis Pollack to the Board of Directors of the Company. Mr. Pollack was appointed to the class of directors whose term expires at the annual meeting of shareholders of the Company to be held in 2015 at which point he will stand for re-election by shareholders at the Company’s 2015 annual meeting. Mr. Pollack was also appointed to the Board of Directors of the Bank. Both appointments are effective as of February 25, 2015. Mr. Pollack will serve on the Loan and the Asset Liability Committees of the Bank.

The Company agreed to appoint Mr. Pollack to the Boards of Directors of the Company and the Bank pursuant to the terms of the Agreement described in Item 1.01 above, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Pollack had or will have a direct or indirect material interest.

Item 8.01.	Other Events.

On February 25, 2015, the Company issued a press release announcing Mr. Pollack’s appointment as a Director. A copy of the press release is attached as an exhibit hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: Not applicable

(b)	Pro Forma Financial Information: Not applicable

(c)	Shell Company Transactions: Not applicable

(d)	Exhibits:

Exhibit No.	Description

10.1	Agreement, dated February 25, 2015, by and among SI Financial Group, Inc., Savings Institute Bank and Trust Company, Seidman and Associates L.L.C., Seidman Investment Partnership,L.P., Seidman Investment Partnership II, L.P., LSBK06-08, Broad Park Investors, CBPS, L.L.C., 2514 Multi-Strategy Fund, L.P., Veteri Place Corporation, Lawrence B. Seidman, an individual, and Dennis Pollack, an individual.

99.1	Press Release dated February 25, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SI FINANCIAL GROUP, INC.

Date: February 25, 2015	By:	/s/ Rheo A. Brouillard
	Name:	Rheo A. Brouillard
	Title:	President and Chief Executive Officer

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